Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-13828 of Sun Life Financial Services of Canada Inc. on Form S-8 of our report dated June 27, 2003, appearing in this Annual Report on Form 11-K/A of United States Employees' Sun Advantage Savings and Investment Plan for the year ended December 31, 2002.

Deloitte & Touche LLP
Boston, Massachusetts

June 27, 2003